As filed with the Securities and Exchange Commission on February 8, 2018

Registration No. 333-222919

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cactus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	35-2586106
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Cobalt Center

920 Memorial City Way, Suite
300

Houston, TX 77024

(713) 626-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Bender

President and Chief Executive Officer

Cobalt Center

920 Memorial City Way, Suite 300

Houston, TX 77024

(713) 626-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mike Rosenwasser Adorys Velazquez Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	J. David Kirkland, Jr. Andrew J. Ericksen Baker Botts L.L.P. 910 Louisiana Street Houston, Texas (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-222540

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a
smaller reporting company)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-222919) is being filed pursuant to Rule 462(d) solely for the purpose of adding the inadvertently omitted conformed signatures of PricewaterhouseCoopers LLP to the consents filed as Exhibits 21.1 and 21.2 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16 of Part II as set forth below.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.                          Exhibits and financial statement schedules

All exhibits previously filed or incorporated by reference in the registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-222540), are incorporated by reference into, and shall be deemed to be a part of this filing, except for the following, which are filed herewith:

Exhibit Number		Description
5.1	*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
23.1		Consent of PricewaterhouseCoopers LLP
23.2		Consent of PricewaterhouseCoopers LLP
23.3	*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

* Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 8, 2018.

Cactus, Inc.

By:	/s/ SCOTT BENDER
Name:	Scott Bender
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on February 8, 2018.

Name	Title

/s/ SCOTT BENDER	President, Chief Executive Officer and Director
Scott Bender	(Principal Executive Officer)

/s/ BRIAN SMALL	Chief Financial Officer
Brian Small	(Principal Financial Officer)

s/ IKE SMITH	Chief Accounting Officer
Ike Smith	(Principal Accounting Officer)

/s/ BRUCE ROTHSTEIN	Director
Bruce Rothstein

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